State of Delaware
Secretary of State
Division of Corporations
Delivered 08:05 PM 06/08/2020
FILED 08:05 PM 06/08/2020
SR 20205571111 - File Number 5760129

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK OF LANEAXIS, INC.

Pursuant to Section 151 of the Delaware General Corporation Law

Laneaxis, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation (as amended from time to time, the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the Delaware General Corporation Law (the "DGCL"), the Board of Directors, on June 8, 2020, adopted the following resolution creating a series of its preferred stock, par value $0.0001 per share:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, the Board of Directors hereby designates one (1) share of the preferred stock, par value $0.0001 per share, of the Corporation as "Series A Preferred Stock", and the powers, designations, preferences and relative, participating, optional and other rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in this certificate of designation (this "Certificate of Designation"), and in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file this Certificate of Designation with the Secretary of State of the State of Delaware:

TERMS OF SERIES A PREFERRED STOCK

Section 1. Designation; Rank. The series of preferred stock created hereunder shall be designated as its Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares so designated shall be one (1) which shall not be subject to increase without the unanimous written consent of the holder of the Series A Preferred Stock (the "Holder"). Each share of Series A Preferred Stock shall have par value of $0.0001 per share. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank *pari passu* to the Corporation's Common Stock, $0.0001 par value (the "Common Stock"), and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

Section 2. Dividends. The Holder shall not be entitled to receive, and the Corporation shall not pay to the Holder, any dividend or distribution.

Section 3. Conversion. The Holder shall not be entitled to convert the Series A Preferred Stock into Common Stock.

Section 4. Voting Rights. Except as otherwise required by law or expressly provided herein, each share of Series A Preferred Stock shall be entitled to vote in conjunction with the Common Stock on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation (the "Voting Event"). Each share of Series A Preferred Stock shall be entitled to such number of votes that equal the total number of Common Stock outstanding and entitled to vote on such Voting Event as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. In each such

case, except as otherwise required by law or expressly provided herein, the holder of shares of Series A Preferred Stock and Common Stock shall vote together and not as separate classes.

Section 5. Notice. The record holders of the Series A Preferred Stock shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of Common Stock entitled to vote at such meetings. No corporate actions requiring shareholder approval or consent may be submitted to a vote of Common Stock stockholders which in any way precludes the Series A Preferred Stock from exercising its voting or consent rights as though it is or was a Common Stock stockholder.

Section 6. Redemption. The Series A Preferred Stock shall not be subject to redemption by the Corporation without written consent of the Holder.

Section 7. Protection Provisions.

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holder of the outstanding share of the Series A Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(d) create any new class or series of capital stock ranking *pari passu* with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(e) merge with or into or consolidate with any other corporation (other than a wholly-owned subsidiary the Corporation) or effect any material acquisition by the Corporation;

(f) file a registration statement for an initial public offering of the Corporation's securities;

(g) change the size or composition of the Corporation's Board of Directors or replace the Chairman of the Board;

(h) sell, convey or otherwise dispose of all or substantially all of its property or business or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(i) amend, modify, alter or repeal the Corporation's Certificate of Incorporation or Bylaws or this Certificate of Designation, including by merger or otherwise;

(j) incur any indebtedness by the Corporation or any of its subsidiaries or allow any liens to be filed against, or encumber, the Corporation, its subsidiaries or any of their respective assets or securities, other than under capitalized leases;

(k) redeem or repurchase any outstanding shares of capital stock of the Corporation;

(l) declare or pay any dividends on the Common Stock or Preferred Stock; and

(m) take any action that alters or would impair the rights, powers, privileges and preferences of the Holder of the Series A Preferred Stock or increases the number of outstanding shares of Series A Preferred Stock.

Section 8. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of the Series A Preferred Stock against impairment.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth below:

Laneaxis, Inc.
3200 Park Center Dr.
Costa Mesa, CA 92626
Attn: Chief Executive Officer

Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation.

b) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury,

the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware General Corporation law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 8th day of June, 2020.

DocuSigned by:
[signature]
400D45FD44534B3...
Rick Burnett, CEO

DocuSigned by:
Mason Burnett
BE36EFC1596E4B5...
Mason Burnett, Director